EXHIBIT J-8

                      DESCRIPTION OF NONUTILITY BUSINESSES


     Both Delmarva and Atlantic currently engage, through subsidiaries and affiliates, in various nonutility activities related to the systems' core utility businesses.

A.   Delmarva

     Delmarva  has  seven  direct  nonutility  subsidiaries:  Delmarva  Services
Company,  Delmarva Energy Company  ("DEC"),  Conectiv  Services,  Inc.  ("CSI"),
Conectiv Communications, Inc., Delmarva Capital Investments, Inc. ("DCI"), Conectiv Solutions LLC ("Solutions") and East Coast Natural Gas Cooperative, L.L.C. ("ECNG").

     1.   Delmarva Services Company

     Delmarva Services Company, a Delaware corporation and a direct subsidiary of Delmarva, was formed in 1986 to own and finance an office building that it leases to Delmarva and/or its affiliates.1 Delmarva Services Company also owns approximately 2.9% of the common stock of Chesapeake Utilities Corporation, a publicly-traded gas utility company with gas utility operations in Delaware, Maryland and Florida.2

     2.   DEC

     DEC, a Delaware corporation and a direct subsidiary of Delmarva, was formed in 1975. It is currently engaged, directly and through its subsidiary, in Rule 58 energy marketing activities.

          a. Conectiv/CNE Energy Services LLC, a Delaware limited liability company in which DEC holds a 50% interest, was formed in 1997 to engage in Rule 58 energy marketing activities in the New England states.3


--------
1 See UNITIL Corp., Holding Co. Act Release No. 25524 (Apr. 24, 1992) (subsidiary that had acquired real estate to support the system's utility
     operations   deemed  to  be  retainable  under  the  standards  of  Section
     11(b)(1)).

2 As noted previously, Conectiv has requested that the Commission reserve jurisdiction over the Chesapeake stock for a period of three years from the date of this order to permit Conectiv to effect an orderly disposition of the Chesapeake stock.

3 See Rule 58(b)(1)(v) (subject to certain conditions, no Commission approval is required for a registered holding company to acquire the securities of a company that derives substantially all of its revenues from "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels"). See also New Century Energies, Inc., Holding Co. Act Release No. 26784 (Aug. 1, 1997); SEI Holdings, Inc., Holding Co. Act Release No. 26581 (Sept 26, 1996); Northeast Utilities, Holding Co. Act Release No. 26654 (Aug. 13,
     1996); UNITIL Corp., Holding Co. Act Release No. 26257 (May 31, 1996); New England Electric System, Holding Co. Act Release No. 26520 (May 23, 1996); and Eastern Utilities Associates, Holding Co. Act Release No. 26493 (March 14, 1996).

     3. CSI, directly and through subsidiaries, provides a wide range of energy-related goods and services to industrial, commercial and residential customers. Many of these services are "energy-related" within the meaning of Rule 58. The remainder have previously been found to be "functionally related" and so retainable under Section 11(b)(1). CSI is engaged in the design, construction and installation, and maintenance of new and retrofit heating, ventilating, and air conditioning ("HVAC"), electrical and power systems, motors, pumps, lighting, water and plumbing systems, and related structures as approved by the Commission.4

          a. Power Consulting Group, Inc., a Delaware corporation, was formed in 1997 to provide electrical engineering, testing and maintenance services to large commercial and industrial customers.5

          b. Conectiv Plumbing, L.L.C., a Delaware limited liability company owned 90% by CSI, provides plumbing services primarily in connection with the CSI HVAC business. Conectiv Plumbing, L.L.C. was formed in 1998 in connection with the acquisition of an HVAC company. Under New Jersey law, an individual with a New Jersey master plumbing license must hold at least a 10% equity interest in a company providing plumbing services in New Jersey. To meet this requirement, the bulk of the acquired company's HVAC business was retained within CSI but the related and incidental plumbing services were spun down to a new subsidiary, Conectiv Plumbing, L.L.C., that is 10% owned by a master plumber.


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4    See  Cinergy  Corp.,  Holding Co. Act  Release  No.  26662  (Feb.  7, 1997)
     ("Cinergy Solutions Order").

5 Subject to certain conditions, Rule 53(b)(1)(ii) exempts the acquisition of the securities of a company that derives substantially all of its revenues from "[t]he development and commercialization of electrotechnologies related to energy conservation, storage and conversion, energy efficiency, waste treatment, greenhouse gas reduction, and similar innovations." See also Allegheny Power System, Inc., Holding Co. Act Release No. 26085 (July 14, 1994) (investments in technologies related to power conservation and storage, conservation and load management, environmental and waste treatment, and power-related electronic systems and components).

     4. Conectiv Communications, Inc., a Delaware corporation and a direct subsidiary of Delmarva, was formed in 1996 to provide a full-range of retail and wholesale telecommunications services.6

     5. DCI, a Delaware corporation and a direct subsidiary of Delmarva, was formed in 1985 to be a holding company for a variety of unregulated investments. In addition DCI acts as a vehicle for the development and sale of properties that are not currently used or useful in the utility business.7


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6    Section 34 of the Act provides an exemption  from the  requirement of prior
     Commission approval for the acquisition and retention by a registered holding company of interests in companies engaged in a broad range of telecommunications activities and businesses. Section 34 permits ownership of interests in telecommunications companies engaged exclusively in the business of providing telecommunications service upon application to the
     Federal   Communications   Commission  for  a   determination   of  "exempt
     telecommunications company" status. Conectiv Communications, Inc. is an exempt telecommunications company under Section 34 of the Act.

7 DCI is managing real estate that was acquired for an intended utility purpose which has ceased to exist, or in order for the utility to obtain the necessary rights of way for transmission lines and other utility operations. Unlike many other states, Delaware does not provide a right of condemnation for a franchised electric utility. Rather, the utility is often forced to acquire the underlying fee simple for a larger parcel in order to obtain an easement or right of way. The development and sale of these properties is a means of recovering the costs associated with their acquisition. Such interests are retainable either under Section 11(b)(1) or pursuant to Section 9(c)(3) "in the ordinary course of business" of a registered system.

          a. DCI I, Inc., a Delaware corporation and a wholly-owned subsidiary of DCI formed in 1985 to be involved in passive equity investments in leveraged leases.8

          b. DCI II, Inc., a Virgin Islands corporation and a wholly-owned foreign sales subsidiary of DCI formed in 1985 to be involved in passive equity investments in leveraged leases.9

          c. DCTC-Burney, Inc., a Delaware corporation and a wholly-owned subsidiary of DCI formed in 1987 to invest in qualifying facilities.10

               i. Forest Products, L.P., a Delaware limited partnership, in which DCTC-Burney, Inc. is the sole 1% general partner, and which is a general partner in Burney Forest Products, A Joint Venture.

               ii. Burney Forest Products, A Joint Venture, a California general partnership which is owned by DCTC-Burney, Inc. and Forest Products, L.P. The partnership owns a wood-burning qualifying facility in Burney, CA. DCTC-Burney, Inc.'s total direct and indirect ownership interest is 45%.

          d. Luz Solar Partners, Ltd. IV, a California limited partnership which owns a solar-powered generating station in Southern California in which DCI owns a 4.7% limited partnership interest.11

          e. UAH-Hydro Kennebec, L.P., a New York limited partnership which owns a hydro-electric project in which DCI owns a 27.5% limited partnership interest.12


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8    See Central and South West  Corporation,  Holding Co. Act Release No. 23578
     (Jan. 22, 1985) (approving leveraged lease investments by a registered holding company).

9    Id.

10 Subject to certain conditions, Rule 58(b)(1)(viii) exempts the acquisition of the securities of a company that is primarily engaged in "the development, ownership or operation of 'qualifying facilities'..., and any integrated thermal, steam host, or other necessary facility constructed, developed or acquired primarily to enable the qualifying facility to satisfy the useful thermal output requirements under PURPA." See also New Century Energies, Inc., Holding Co. Act Release No. 26748 (Aug. 1, 1997); Entergy Corp., Holding Co. Act Release No. 26322 (June 30, 1995); Southern Co., Holding Co. Act Release No. 26212 (Dec. 30, 1994); Central and South West Corp., Holding Co. Act Release No. 26156 (Nov. 3, 1994); Central and South West Corp., Holding Co. Act Release No. 26155 (Nov. 2, 1994); and Northeast Utilities, Holding Co. Act Release No. 25977 (Jan. 24, 1994).

11   Id.

12   Id.

          f. Christiana Capital Management, Inc., a Delaware corporation and a wholly-owned subsidiary formed in 1987, which owns an office building leased to affiliates.13

          g. Delmarva Operating Services Company, a Delaware corporation and a wholly-owned subsidiary of DCI formed in 1987, operates and maintains the following qualifying facilities under contracts with the plants' owners: the Delaware City Power Plant in Delaware City, DE; a qualifying facility in Burney, CA; and a qualifying facility in Sacramento, California, owned by the Sacramento Power Authority under a subcontract with Siemens Power Corporation.14

     6. Solutions, a Delaware limited liability company that is jointly owned by Delmarva and Atlantic, was formed in 1997 to provide, directly or through subsidiaries, power systems consulting, end-use efficiency services, customized on-site systems services and other energy services to large commercial and industrial customers.15 Solutions, directly or through subsidiaries, provides Energy Management Services, often on a turnkey basis, which may involve the marketing, sale, installation, operation and maintenance of various products and services related to the business of energy management and demand-side management. Energy Management Services may include energy audits; facility design and process enhancements; construction, maintenance and installation of, and training client personnel to operate energy conservation equipment; design, implementation, monitoring and evaluation of energy conservation programs; development and review of architectural, structural and engineering drawings for energy efficiencies; design and specification of energy consuming equipment; and general advice on programs.16 Solutions also provides conditioned power services, that is, services designed to prevent, control, or mitigate adverse effects of power disturbances on a customer's electrical system to ensure the level of power quality required by the customer, particularly with respect to sensitive electronic equipment, again as approved by the Commission.17


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13   See Unitil Corp., Holding Co. Act Release No. 25524 (April 24, 1992).

14   See supra note 9.

15 Upon consummation of the proposed transactions, Solutions will become a wholly-owned subsidiary of Conectiv.

16 Subject to certain conditions, Rule 58(b)(1)(i) exempts the acquisition of the securities of a company that derives substantially all of its revenues from "[t]he rendering of energy management services and demand-side management services." See also Eastern Utilities Associates, Holding Co. Act Release No. 26232 (Feb. 15, 1995); Northeast Utilities, Holding Co. Act Release No. 25114-A (July 27, 1990) and New England Electric System, Holding Co. Act Release No. 22719 (Nov. 19, 1982).

17   See supra note 4.

     Solutions also markets comprehensive Asset Management Services, on a turnkey basis or otherwise, in respect of energy-related systems, facilities and equipment, including distribution systems and substations, transmission facilities, electric generation facilities (stand-by generators and self-generation facilities), boilers, chillers (refrigeration and coolant equipment), HVAC and lighting systems, located on or adjacent to the premises of a commercial or industrial customer and used by that customer in connection with its business activities, as previously permitted by the Commission.18 Solutions also provides such services to qualifying and non-qualifying cogeneration and small power production facilities under the Public Utility Regulatory Policies Act of 1978 ("PURPA").19

     Solutions provides Consulting Services to associate and nonassociate companies. The Consulting Services may include technical and consulting services involving technology assessments, power factor correction and harmonics mitigation analysis, meter reading and repair, rate schedule design and analysis, environmental services, engineering services, billing services, risk management services, communications systems, information systems/data processing, system planning, strategic planning, finance, feasibility studies, and other similar or related services.20 Solutions also offers marketing services to nonassociate businesses in the form of bill insert and automated meter-reading services, as well as other consulting services, such as how to set up a marketing program.21


--------
18   Id.

19 See Rule 58(b)(1)(viii) (an energy-related company can engage in the development, ownership or operation of "qualifying facilities," as defined under PURPA, and any integrated thermal, steam host, or other necessary facility constructed, developed or acquired primarily to enable the qualifying facility to satisfy the useful thermal output requirements of PURPA). Solutions will not undertake any Asset Management Service without further Commission approval if, as a result thereof, Solutions would become a public utility company within the meaning of the Act.

20 See the Cinergy Solutions Order; see also Rule 58(b)(1)(vii) (relating to the sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations).

21 See Consolidated Natural Gas Co., Holding Co. Act Release No. 26757 (Aug. 27, 1997) (the "1997 CNG Order").

     Solutions provides service line repair and extended warranties with respect to all of the utility or energy-related service lines that enter a customer's house, as well as utility bill insurance and other similar or related services.22 Solutions may also provide centralized bill payment centers for "one stop" payment of all utility and municipal bills, and annual inspection, maintenance and replacement of any appliance.23 Solutions also is engaged in the marketing and brokering of energy commodities, including retail marketing activities.24

     Solutions also provides Other Goods and Services, from time to time, related to the consumption of energy and the maintenance of property by those end-users, where the need for the service arises as a result of, or evolves out of, the above services and the incidental services do not differ materially from the enumerated services.25 In connection with its activities, Solutions from time to time may form new subsidiaries to engage in the above activities, or acquire the securities or assets of nonassociate companies that derive substantially all of their revenues from the above activities.

     Provision of the above goods and services, which are closely related to the system's core energy business, is intended to further Conectiv's goal of becoming a full-service energy provider.


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22   See the Cinergy Solutions Order.

23 See Consolidated Natural Gas Co., Holding Co. Act Release No. 26363 (Aug. 28, 1995).

24   See supra note 3.

25   See the 1997 CNG Order.

     7. ECNG, a Delaware limited liability company in which Delmarva holds a 1/7th interest, is engaged in gas-related activities. Delmarva participates in ECNG to do bulk purchasing of gas in order to improve the efficiency of its natural gas local distribution operations.26

     Delmarva also has a nonutility subsidiary trust, Delmarva Power Financing I ("DPF I"), which was formed in 1996 in connection with the issuance by Delmarva of Cumulative Quarterly Income Preferred Securities.

B.   Atlantic

     Atlantic  has  three  direct  nonutility   subsidiaries,   Atlantic  Energy
International, Inc. ("AEII"), Atlantic Energy Enterprises, Inc. ("AEE"), and Solutions.27

     1. AEII, a Delaware corporation, is a direct subsidiary of Atlantic formed in 1996 to broker used utility equipment to developing countries and to provide utility consulting services related to the design of sub-stations and other utility infrastructure. This subsidiary is winding down its business and will be dissolved or merged out of existence by June 30, 1998.

     2. AEE, a New Jersey corporation, is a direct subsidiary of Atlantic formed in 1995 to be a holding company for Atlantic's non-regulated subsidiaries. Through its 6 wholly-owned subsidiaries, and 50% equity interest in Enerval, LLC, a natural gas marketing venture, AEE has pursued growth opportunities in energy-related fields, that will complement Atlantic's existing businesses and customer relationships.


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26   Conectiv will hold an indirect ownership interest in ECNG, which is engaged in gas-related activities. Delmarva participated in the formation of ECNG in order to improve the efficiency of its natural gas local distribution operations. ECNG members provide emergency backup natural gas supplies to other members and jointly undertake the bulk purchase and storage of natural gas for use in their local distribution business. Because these activities are functionally related to the operations of the gas utility business of Delmarva, ECNG is retainable by Conectiv under Section 11(b)(1). Further, upon Commission approval of the Mergers, ECNG will be exempt from all obligations, duties or liabilities imposed upon it by the Act as a subsidiary company or as an affiliate of a registered holding company or of a subsidiary company thereof. See Rule 16 under the Act.

27 ACE has a very small home security business, with annual revenues of less than $10,000, that is located exclusively in its service territory. The business, which has developed from utility operations, incurs very little cost at this point. Accordingly, Conectiv seeks to retain this business under Section 11(b)(1). Although it is currently within ACE, it may be moved to a separate subsidiary of Conectiv. Any such subsidiary will apply for exempt telecommunications company status under Section 34.

          a. ATE, a New Jersey corporation and a wholly-owned subsidiary of AEE formed in 1986, holds and manages capital resources for AEE. ATE's primary investments are equity investments in leveraged leases of three commercial aircraft and two container ships.28 ATE owns a 94% limited partnership interest in EnerTech Capital Partners L.P., a limited partnership that will invest in and support a variety of energy technology growth companies.29

          b. AGI, a New Jersey corporation and a wholly-owned subsidiary of AEE formed in 1986. AGI develops, owns and operates independent power production projects.30

               i.   Pedrick  Ltd.,  Inc.,  a  New   Jersey  corporation   and  a
wholly-owned subsidiary of AGI, formed in 1989 to hold a 35% limited partnership interest in Pedricktown Cogeneration Limited Partnership.

               ii.  Pedrick  Gen.,  Inc.,  a  New   Jersey  corporation  and   a
wholly-owned subsidiary of AGI, formed in 1989 to hold a 15% general partnership interest in Pedricktown Cogeneration Limited Partnership.

               iii. Vineland  Limited,  Inc.,  a  Delaware   corporation  and  a
wholly-owned subsidiary of AGI, formed in 1990 to hold a 45% limited partnership interest in Vineland Cogeneration Limited Partnership.

               iv.  Vineland  General,  Inc.,  a   Delaware  corporation  and  a
wholly-owned subsidiary of AGI, formed in 1990 to hold a 5% general partnership interest in Vineland Cogeneration Limited Partnership.


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28   See Central and South West  Corporation,  Holding Co. Act Release No. 23588
     (Jan. 22, 1985).

29 Activities involving "the development and commercialization of electrotechnologies related to energy conservation, storage and conversion, energy efficiency, waste treatment, greenhouse gas reduction, and similar innovations" are energy-related activities within the meaning of Rule 58(b)(1)(ii). See also New Century Energies, Holding Co. Act Release No. 26748 (Aug. 1, 1997).

30   See supra note 9.


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Page 10


               v. Binghamton General, Inc., a Delaware corporation and a wholly-owned subsidiary of AGI, formed in 1990 to hold a 10% general partnership interest in Binghamton Cogeneration Limited Partnership, whose assets have been sold to a third party.

               vi. Binghamton Limited, Inc., a Delaware corporation and a wholly-owned subsidiary of AGI, formed in 1990 to hold a 35% limited partnership interest in Binghamton Cogeneration Limited Partnership, whose assets have been sold to a third party.

          c. ATS, a Delaware corporation and a wholly-owned subsidiary of AEE, formed in 1994. ATS and its subsidiaries develop, own and operate thermal heating and cooling systems. ATS also provides other energy-related services to business and institutional energy users. ATS has made investments in capital expenditures related to district heating and cooling systems to serve the business and casino district in Atlantic City, NJ. ATS is also pursuing the development of thermal projects in other regions of the U.S.31

               i.   Atlantic   Jersey   Thermal   Systems,   Inc.,   a  Delaware
corporation and wholly-owned subsidiary formed in 1994, that owns a 10% general partnership interest in TELPI (as defined below).

               ii. ATS Operating Services, Inc., a Delaware corporation and a wholly-owned subsidiary formed in 1995 that provides thermal energy operating services.

               iii. Thermal Energy Limited Partnership I ("TELPI"), a Delaware limited partnership wholly-owned by Atlantic Thermal and Atlantic Jersey Thermal Systems, that holds an investment in the Midtown Energy Center. The Midtown Energy Center, which produces steam and chilled water, represents the initial principal operations of ATS. Currently, TELPI is operating the heating and cooling equipment of several businesses in Atlantic City, NJ. Some of these businesses will be served by the ATS district system once it is in commercial operation and others will continue to be served independently by ATS.


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31   Subject to certain conditions, Rule 58(b)(1)(vi) exempts the acquisition of the securities of a company that derives substantially all of its revenues from "the production, conversion, sale and distribution of thermal energy products, such as process steam, heat, hot water, chilled water, air conditioning, compressed air and similar products; alternative fuels; and
     renewable   energy   resources;   and  the  servicing  of  thermal   energy
     facilities." See also New Century Energies, Holding Co. Act Release No. 26748 (Aug. 1, 1997); Cinergy Corp., Holding Co. Act Release No. 26474 (Feb. 20, 1996).

               iv.  Atlantic   Paxton   Cogeneration,   Inc.,   a   wholly-owned
subsidiary that is currently inactive and expected to be dissolved sometime in 1998.

               v. Atlantic-Pacific Glendale, LLC, a Delaware limited liability company in which ATS holds a 50% interest, was formed in 1997 to construct, own and operate an integrated energy facility to provide heating, cooling and other energy services to DreamWorks Animation, LLC in Glendale, California.

               vi. Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company in which ATS holds a 50% interest, was formed in 1997 to finance, own and operate an integrated energy plant to provide heating and cooling services to three affiliated customers in Las Vegas, Nevada.

          d. CCI, a Delaware corporation and a wholly-owned subsidiary of AEE formed in 1995 to pursue investments and business opportunities in the telecommunications industry.32

          e. ASP, a New Jersey corporation and a wholly-owned subsidiary of AEE formed in 1970 that owns and manages certain investments in real estate, including a 280,000 square-foot commercial office and warehouse facility in southern New Jersey. Approximately fifty percent of the space in this facility is currently leased to system companies and fifty percent is leased to nonaffiliates.33

          f. AET, a Delaware corporation and a wholly-owned subsidiary of AEE formed in 1991. AET is currently winding up its sole investment in technology, The Earth Exchange, Inc., which is nominal. There are no future plans for investment activity at this time by AET.

          g. Enerval, a Delaware limited liability company. In 1995, AEE and Cenerprise, Inc., a subsidiary of Northern States Power established Enerval, formerly known as Atlantic CNRG Services, LLC. AEE and Cenerprise each own 50 percent of Enerval. Enerval provides energy management services, including natural gas procurement, transportation and marketing. Discussions are underway for the purchase by AEE of Cenerprise's interest.34


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32   It is  contemplated  that  CCI  will  be  merged  with  and  into  Conectiv
     Communications, Inc. See supra note 5.

33 See Central Power and Light Co., Holding Co. Act Release No. 26408 (Nov. 13, 1995).

     3. Solutions, a Delaware limited liability company that is jointly owned by Delmarva and Atlantic, was formed in 1997 to provide, directly or through subsidiaries, power systems consulting, end use efficiency services, customized on-site systems services and other energy services to large commercial and industrial customers.35

     ACE also has a nonutility subsidiary trust, Atlantic Capital I ("ACI"), which was formed in 1996 in connection with the issuance by ACE of Cumulative Quarterly Income Preferred Securities.


--------
34   See supra note 15.

35 Upon consummation of the proposed transactions, Solutions will become a wholly-owned subsidiary of Conectiv.